EXHIBIT 99.1
CONTACTS:
Russell Allen, Director — Planning & IR (704) 557-8219
Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE
October 30, 2009
Lance, Inc. Reports Results for Third Quarter 2009
•	Achieves record 2009 third quarter net revenues of $234.9 million, a 4% increase over the 2008 third quarter

•	Reports 2009 third quarter earnings per diluted share of $0.27, a 29% increase compared with earnings per diluted share of $0.21 in the 2008 comparable period

•	Tightens 2009 full year revenue estimate to range of $915 to $925 million and earnings per diluted share estimate to range of $1.15 to $1.20

•	Declares quarterly cash dividend of $0.16 per share
Charlotte, NC, – October 30, 2009 – Lance, Inc. (Nasdaq-GS: LNCE) today announced record net revenues for the third quarter ended September 26, 2009 of $234.9 million, an increase of 4% compared with 2008 third quarter net revenues of $225.6 million. Of the 4% growth, approximately 2% was driven by higher net selling prices, with the remainder due to increased volume, including the positive impact of the Company’s December 2008 Archway acquisition.
The Company’s branded product sales, which represented approximately 58% of total revenue in the quarter, increased 1% from the third quarter of 2008. Growth from higher net selling prices, incremental sales from new branded product introductions and incremental revenue associated with the Archway acquisition was largely offset by volume declines from the Company’s convenience store, food service and up-and-down-the-street customers. Declines in sales to these customers reflect a continued softness in the overall economy.
The Company’s private brands product sales in the 2009 third quarter increased approximately 12% from the prior year comparable period, driven by higher selling prices and volume growth from new product introductions. Revenues from the Company’s contract manufacturing business increased approximately 4% in the quarter, primarily reflecting higher volume.
Lance achieved third quarter 2009 net income of $8.8 million, or $0.27 per diluted share, compared with third quarter 2008 net income of $6.8 million, or $0.21 per diluted share. During the quarter advertising and merchandising spending increased approximately $3.3 million, as compared to the same quarter 2008. The Company also experienced incremental pre-tax costs of approximately $1.3 million in the third quarter related to several planned items. These items related to the closure and relocation of production from Little Rock, AR to Charlotte, NC and a significant ERP implementation during the quarter.
On October 13, 2009, the Company announced its purchase of the Stella D’oro brand as well as certain manufacturing equipment and inventory from Stella D’oro Biscuit Co., Inc. During the third quarter, the Company incurred costs associated with the acquisition of approximately $0.2 million.
Net revenue for the nine months ended September 26, 2009 totalled $687.1 million, an increase of approximately 8% compared with the same period in the prior year. Of this growth, approximately 3% was related to the acquisitions of Brent & Sam’s in March 2008 and Archway in December 2008. For the first nine months of 2009, net income was $24.8 million, or $0.77 per diluted share, compared to net income of $10.2 million, or $0.32 per diluted share, for the first nine months of the prior year.

Comments from Management
“Sales results for the third quarter were mixed,” commented David V. Singer, President and Chief Executive Officer. “While we saw continued growth in some of our key product categories, rapid acceleration in the sale of Archway products and solid growth from new product introductions, we faced declines in our sales to convenience store, food service and small up-and-down-the-street customers, which together make up over one-quarter of our branded sales. Operationally, we remain focused on driving our strategies for growth and margin enhancement and, during the quarter, we continued to invest in the long-term strength of our brands with significant incremental advertising spending.”
Mr. Singer concluded, “Our earnings estimates for the year reflect an increase in margins for the fourth quarter compared to the third quarter. This increase will be driven by lower anticipated commodity costs, our planned timing of advertising spending, which is anticipated to be approximately $2.5 million less than the third quarter, and the absence of costs associated with the closure of our Little Rock facility and lower ERP implementation costs.”
Company 2009 Estimates Updated
Based on its assessment of the current operating environment, the Company tightened its 2009 full year diluted earnings per share estimate to a range of $1.15 to $1.20, its full year sales estimate to a range of $915 to $925 million, and its full year capital expenditures estimate to a range of $43 to $45 million. These estimates include the operating impact of the Stella D’oro brand acquisition, which is anticipated to add less than $5 million in revenue and be neutral to earnings. Prior estimates, which were previously announced on July 24, 2009, included a full year diluted earnings per share estimate range of $1.15 to $1.25, a full year sales estimate range of $910 to $930 million and a full year capital expenditure range of $41 to $46 million.
Dividend Declared
The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on November 20, 2009 to stockholders of record at the close of business on November 10, 2009.
Conference Call
Lance, Inc. has scheduled a conference call and presentation with investors at 9:00 am eastern time on Friday, October 30, 2009 to discuss financial results. To participate in the conference call, the dial-in number is (800) 789-3681 for U.S. callers or (702) 696-4943 for international callers. A continuous telephone replay of the call will be available beginning at 12:00 pm on October 30th and running through November 6th at midnight. The replay telephone number is (800) 642-1687 for U.S. callers or (706) 645-9291 for international callers. The replay access code is 34445860. Investors may also access a web-based replay of the conference call at Lance’s website http://ir.lance.com.
The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of Lance Inc.’s website http://ir.lance.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at Lance’s Investor Relations home page.

About Lance, Inc.
Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Ohio, and Ontario, Canada. Products are sold under the Lance, Cape Cod, Tom’s, Archway and Stella D’oro brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system of approximately 1,300 sales routes, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, club stores, food service outlets and other channels.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition and industry consolidation, increases in cost or availability of ingredients, product price increase impact on total revenue, risks from large customers, changes in consumer preferences, implementation of a new information system, product recalls or safety concerns, food industry and regulatory factors, acquisition and divestiture risks, ability to execute strategic initiatives, interest rate, foreign exchange rate and credit risks, natural disasters or catastrophic events and current economic conditions are discussed in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Quarter Ended
	September 26,	September 27,
	2009	2008

Net revenue	$234,902	$225,587
Cost of sales	140,129	143,040

Gross margin	94,773	82,547

Selling, general and administrative	80,019	72,337
Other expense/(income), net	644	(536)

Income before interest and taxes	14,110	10,746

Interest expense, net	796	708
Income tax expense	4,511	3,229

Net Income	$8,803	$6,809

Basic earnings per share	$0.28	$0.22
Weighted average shares outstanding – basic	31,622,000	31,243,000

Diluted earnings per share	$0.27	$0.21
Weighted average shares outstanding – diluted	32,519,000	31,911,000

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Nine Months Ended
	September 26,	September 27,
	2009	2008

Net revenue	$687,065	$637,169
Cost of sales	411,171	400,192

Gross margin	275,894	236,977

Selling, general and administrative	233,996	219,762
Other expense/(income), net	1,252	(379)

Income before interest and taxes	40,646	17,594

Interest expense, net	2,518	2,173
Income tax expense	13,345	5,258

Net Income	$24,783	$10,163

Basic earnings per share	$0.79	$0.33
Weighted average shares outstanding – basic	31,526,000	31,176,000

Diluted earnings per share	$0.77	$0.32
Weighted average shares outstanding – diluted	32,286,000	31,765,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 26,	December 27,
	2009	2008
Assets:
Cash and cash equivalents	$8,629	$807
Accounts receivable, net	87,422	74,406
Inventories	53,940	43,112
Other current assets	22,142	22,711

Total Current Assets	172,133	141,036
Fixed assets, net	217,618	216,085
Goodwill and other intangibles, net	107,172	104,076
Other noncurrent assets	5,555	4,949

Total Assets	$502,478	$466,146

Liabilities and Equity:
Accounts payable	$29,379	$25,939
Other current liabilities	62,346	58,630
Short-term debt	—	7,000

Total Current Liabilities	91,752	91,569

Long-term debt	100,000	91,000
Other liabilities	46,906	48,070
Stockholders’ equity	263,847	235,507

Total Liabilities and Stockholders’ Equity	$502,478	$466,146

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Nine Months Ended
	September 26,	September 27,
	2009	2008
Operating Activities:
Net income	$24,783	$10,163
Depreciation and amortization	25,945	23,917
Stock-based compensation expense	4,709	3,348
Loss/(gain) on sale of fixed assets	529	(333)
Changes in operating assets and liabilities, excluding business acquisition	(10,871)	(9,994)

Net cash provided by operating activities	45,095	27,101

Investing Activities:
Purchases of fixed assets	(28,667)	(30,616)
Proceeds from sale of fixed assets	667	2,737
Business acquisitions, net of cash acquired	—	(23,931)

Net cash used in investing activities	(28,000)	(51,810)

Financing Activities:
Dividends paid	(15,280)	(15,083)
Issuance of common stock	3,679	2,292
Proceeds from existing credit facilities	2,000	32,131
Repayments of debt from business acquisitions	—	(2,239)

Net cash (used in)/provided by financing activities	(9,601)	17,101

Effect of exchange rate changes on cash	328	(58)

Increase/(decrease) in cash and cash equivalents	7,822	(7,666)
Cash and cash equivalents at beginning of period	807	8,647

Cash and cash equivalents at end of period	$8,629	$981